MICROMEM TECHNOLOGIES INC.
777 Bay Street, Suite 1910, Toronto, Ontario M5G 2E4

MANAGEMENT INFORMATION CIRCULAR

April 27, 2005

1. GENERAL PROXY INFORMATION

1.1 SOLICITATION OF PROXIES

This Information Circular is furnished in connection with the solicitation of proxies by and on behalf of the Management of Micromem Technologies Inc. (the "Corporation") for use at the Annual and Special Meeting of the Shareholders of the Corporation to be held at the Albany Club, 91 King Street East, Toronto, Ontario, M5C 1G3 at the hour of 2:30 p.m. (EST), on Friday, May 27, 2005, (the "Meeting") for the purposes set out in the accompanying Notice of Meeting. The cost of solicitation of proxies will be borne by the Corporation.

1.2 APPOINTMENT AND REVOCATION OF PROXIES

The persons named in the enclosed form of proxy are either directors or representatives of the Corporation. A SHAREHOLDER DESIRING TO APPOINT SOME OTHER PERSON, WHO NEED NOT BE A SHAREHOLDER OF THE CORPORATION, TO REPRESENT THEM AT THE MEETING MAY DO SO by inserting such other person's name in the blank space provided in the form of proxy and depositing the completed proxy with the Secretary of the Corporation as instructed herein below. A proxy can be executed by the shareholder or their attorney duly authorized in writing, or, if the shareholder is a corporation, under its corporate seal by an officer or attorney thereof duly authorized.

The common shares represented by proxy will be voted or withheld from voting in accordance with the instructions of the shareholder on any ballot that may be called for and if the shareholder specifies a choice with respect to any matter to be acted upon, the common shares will voted accordingly.

In addition to any other manner permitted by law, the proxy may be revoked before it is exercised by instrument in writing executed and delivered in the same manner as the proxy at any time up to and including the last business day preceding the day of the Meeting or any adjournment thereof at which the proxy is to be used or delivered to the Chairman of the Meeting on the day of the Meeting or any adjournment thereof prior to the time of voting and upon either such occurrence, the proxy is revoked.

1.3 DEPOSIT OF PROXY

By resolution of the directors duly passed, ALL PROXIES TO BE USED AT THE MEETING MUST BE DEPOSITED NOT LATER THAN 4:00 P.M. ON THE LAST BUSINESS DAY PRECEDING THE DAY OF THE MEETING, BEING THURSDAY, MAY 26, 2005, OR ANY ADJOURNMENT THEREOF, WITH THE CORPORATION'S TRANSFER AGENT, EQUITY TRANSFER SERVICES INC., SUITE 420, 120 ADELAIDE STREET WEST, TORONTO, ONTARIO, M5H 3C3, provided that a proxy may be delivered to the Chairman of the Meeting on the day of the Meeting or any adjournment prior to the time for voting. A return envelope has been included with this material.

1.4 VOTING BY NON-REGISTERED SHAREHOLDERS

Only registered shareholders or the persons they appoint as their proxies are permitted to vote at the Meeting. However, in many cases, common shares owned by a person (a "non-registered holder") are registered either (a) in the name of an intermediary (an "Intermediary") that the non-registered holder deals with in respect of the common shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered registered savings plans, registered retirement income funds, registered education savings plans and similar plans); or (b) in the name of a clearing agency (such as The Canadian Depository for Securities Limited ("CDS") of which the Intermediary is a participant. In accordance with the requirements of National Instrument 54-101 of the Canadian Securities Administrators, the Corporation has distributed copies of the Management Information Circular and the accompanying Notice of Meeting together with the form of proxy (collectively, the "Meeting Materials") to the clearing agencies and Intermediaries for onward distribution to non-registered holders of common shares.

Intermediaries are required to forward the Meeting Materials to non-registered holders unless a nonregistered holder has waived the right to receive them. Very often, Intermediaries will use service companies to forward the Meeting Materials to non-registered holders. Generally, non-registered holders who have not waived the right to receive Meeting Materials will either:

(a) be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile stamped signature), which is restricted as to the number and class of securities beneficially owned by the non-registered holder but which is not otherwise completed. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the non-registered holder when submitting the proxy. In this case, the non-registered holder who wishes to vote by proxy should otherwise properly complete the form of proxy and deliver it as specified above under "Appointment of Proxies"; or

(b) be given a form of proxy which is not signed by the Intermediary and which, when properly completed and signed by the non-registered holder and returned to the Intermediary or its service company, will constitute voting instructions (often called a "Voting Instruction Form") which the Intermediary must follow. Typically the non-registered holder will also be given a page of instructions which contains a removable label containing a bar code and other information. In order for the form of proxy to validly constitute a Voting Instruction Form, the non-registered holder must remove the label from the instructions and affix it to the Voting Instruction Form, properly complete and sign the Voting Instruction Form and submit it to the Intermediary or its services company in accordance with the instructions of the Intermediary or its service company.

In either case, the purpose of this procedure is to permit non-registered holders to direct the voting of the common shares they beneficially own. Should a non-registered holder who receives either form of proxy wish to vote at the Meeting in person, the non-registered holder should strike out the persons named in the form of proxy and insert the non-registered holder's name in the blank space provided. Non-registered holders should carefully follow the instructions of their Intermediary including those regarding when and where the form of proxy or Voting Instruction Form is to be delivered.

1.5 EXERCISE OF DISCRETION OF PROXIES

The persons named in the accompanying form of proxy for use at the meeting will vote the shares in respect of which they are appointed in accordance with the directions of the shareholders appointing them. IN THE ABSENCE OF SUCH DIRECTIONS, SUCH SHARES SHALL BE VOTED "FOR":

1. the election of directors as nominated by Management;

2. the appointment of Grant Thornton LLP, Chartered Accountants, as auditors of the Corporation in respect of the current year and to authorize the directors to fix their remuneration;

3. the increase of the number of common shares reserved for issuance under the Corporation's stock option plan;

4. the approval, with or without variation, of a resolution authorizing the Corporation to issue common shares pursuant to private placement agreements with arm's length subscribers, public distributions or as consideration for the acquisition of assets by the Corporation during the ensuing 12-month period;

5. the approval, with or without variation, of a resolution authorizing the Corporation to issue common shares pursuant to a proposed compensation arrangement for the Corporation's Chairman;

6. ratification of all acts of the directors and officers of the Corporation; and

7. such further and other business as may be properly brought before the Meeting or any adjournment thereof.

ALL AS MORE PARTICULARLY DESCRIBED IN THIS CIRCULAR.

Items 1, 2, 3, 4, 5 and 6 require approval by a simple majority (50%) of all votes cast at the Meeting provided that in connection with items 3 and 5, any votes attaching to securities beneficially owned by related persons to whom securities may be issued under the stock option plan or as compensation shall be excluded.

The enclosed form of proxy confers discretionary authority upon the person named herein with respect to any amendment, variation or other matter to come before the meeting, other than the matters referred to in the Notice of Meeting. HOWEVER, IF ANY SUCH AMENDMENTS, VARIATIONS OR OTHER MATTERS WHICH ARE NOT NOW KNOWN TO THE MANAGEMENT SHOULD PROPERLY COME BEFORE THE MEETING, THE SHARES REPRESENTED BY THE PROXIES HEREBY SOLICITED WILL BE VOTED THEREON IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSON OR PERSONS VOTING SUCH PROXIES.

1.6 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The authorized capital of the Corporation consists of an unlimited number of common shares, of which 60,898,021 are issued and outstanding as fully paid and non-assessable as at April 8, 2005.

The record date for the Meeting is April 8, 2005. Each shareholder of record will be entitled to one vote for each common share held at the Meeting or any adjournment or postponement thereof, except to the extent that a person has transferred any shares after that date and the transferee of such shares establishes proper ownership and requests not later than 10 days before the Meeting or any adjournment or postponement thereof that the transferee's name be included in the list of shareholders entitled to vote at the Meeting.

To the knowledge of the directors and senior officers of the Corporation, as at April 8, 2005 the following persons or companies beneficially own, directly or indirectly, or exercise control or direction over more than 10% of the common shares of the Corporation:

	Class of	Number of securities	Percentage of class of
Name	Securities	owned or controlled	outstanding voting shares
CDS & Co.¹	Common Shares	34,820,466	57.18%
Cede & Co.¹	Common Shares	12,501,127	20.5%

Notes:
(1) The Corporation is not aware of the beneficial holders of the shares held by this financial intermediary.

2. MANAGEMENT REMUNERATION AND AUDIT COMMITTEE

2.1 EXECUTIVE COMPENSATION

Pursuant to applicable securities regulations, the Corporation must disclose the compensation paid to its "Named Executive Officers". This includes the Corporation's Chief Executive Officer and the Corporation's Chief Financial Officer (or an individual that served in a similar capacity) and the other three most highly compensated executive officers provided that disclosure is not required for those executive officers, other than the Chief Executive Officer and Chief Financial Officer, whose total salary and bonus did not exceed $150,000. Executive officers of the Corporation include the Chairman of the Board, the President and Vice-President in charge of a principal business unit such as sales, finance or production, and any officer of the Corporation or other subsidiaries who performs a policy-making function in respect of the Corporation, whether or not such officer is also a director of the Corporation or its subsidiaries. Other than as disclosed below, at the end of the most recently completed fiscal year, the Corporation had no executive officers whose salary and bonus exceeded $150,000. The Corporation's Chief Executive Officer and Chief Financial Officer received the following compensation for the past three fiscal years ended October 31, 2004, 2003 and 2002:

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
						Shares or	Long
					Securities	Units	Term
					Under	Subject to	Incentive
Name and				Other Annual	Options	Resale	Plan	All other
Principal	Fiscal	Salary	Bonus	Compensation	Granted	Restrictions	Payouts	Compensation
Position	Year	(US$)	(US$)	(US$)	(#)	(US$)	(US$)	(US$)

Joseph Fuda	2004	-	-	52,000	1,800,000(1)	-	-	-
Chief Executive	2003	-	-	90,000	850,000(2)	-	-	-
Officer	2002	100,000	-		-	-	-	-

Dan Amadori	2004	-	-	6,000	300,000 (1)	-	-	-
Chief Financial	2003	-	-	-	-	-	-	-
Officer	2002	-	-	-	-	-	-	-

Antonio Lopes	2004	-	-	14,000	-	-	-	-
Former Chief	2003	-	-	20,789	300,000 (2)	-	-	-
Financial Officer	2002	-	-	1,590	-	-	-	-

Notes:

(1) Each option entitles the holder to purchase one common share of Micromem at $0.30 prior to expiry on July 18, 2009 and is fully vested.
(2) Each option entitled the holder to purchase one common share of Micromem at $0.10 prior to expiry on July 1, 2008.

Option Grants During the Most Recently Completed Financial Year

				Market Value of
	Securities	% of Total		Securities Underlying
	Under	Options Granted	Exercise or	Options on Date of
	Options	to Employees in	Base Price	Grant	Expiration
Name	Granted (#)	Financial Year	(US$/Security)	(US$/Security) (1)	Date
Joseph Fuda	1,800,000	55.4%	$0.30	$0.30	July 18, 2009
Dan Amadori	300,000	9.2%	$0.30	$0.30	July 18, 2009
Antonio Lopes	0	0	-	-	-

Notes:

(1) All underlying securities are common shares of the Corporation.

Aggregated Option Exercises During the Most Recently Completed Financial Year and Financial Year-End Option Values

	Securities	Aggregate		Value of Unexercised in-
	Acquired	Value	Unexercised Options/SARs	the-money Options/SARs at
	on	Realized¹	at Financial Year End (#)	Financial Year End[2] (US$)
Name	Exercise(#)	(US$)	Exercisable/Unexercisable	Exercisable/Unexercisable
Joseph Fuda	850,000	136,000	1,800,000/0	$990,000/0
Dan Amadori	-	-	300,000	$165,000/0
Antonio Lopes	300,000	63,000	-	-

Notes:

(1) Market value of underlying securities at the date of exercise minus the exercise price. (2) Market value of underlying securities at year end minus the exercise price

2.2 TERMINATION OF EMPLOYMENT, CHANGE IN RESPONSIBILITIES AND EMPLOYMENT CONTRACTS

Joseph Fuda

Mr. Joseph Fuda was appointed as the Corporation's President and Chief Executive Officer and as a director of the Corporation on February 13, 2002. He was paid compensation of (US) $90,000 for the 2003 fiscal year. During 2004, Mr. Fuda received fees of (US) $52,000 for serving as President and Chief Executive Officer of the Corporation.

Dan Amadori

Dan Amadori was appointed Chief Financial Officer of the Corporation on June 1, 2004 and receives compensation of (US) $60,000 per annum for such services.

2.3 COMPENSATION COMMITTEE

The Corporation does not have an ongoing, formally constituted Compensation Committee. The Corporation's executive compensation program is administered by the board of directors and meets on compensation matters as and when required. The members of the Corporation's board of directors during the last fiscal year are as follows:

Name	Dates Served as Director

Salvatore Fuda (Chairman)	January 1992 to present
Joseph Fuda (President and Chief Executive Officer)	February 13, 2002 to present
Manoj Pundit (Executive Vice-President and Secretary)	March 14, 2001 to present
Charles Harnick	June 29, 2000 to present
Andrew Brandt	June 29, 2000 to present
George Kennedy	June 29, 2000 to present
David Sharpless	March 14, 2001 to present
Steven Van Fleet	March 6, 2002 to present
Stephen Fleming	January 11, 1999 to present

2.4 REPORT ON EXECUTIVE COMPENSATION

Executive Compensation Program

The executive compensation program is designed to encourage, reward and provide incentives to executives on the basis of corporate and individual performance. The Corporation does not have a formal executive compensation program based on targeted performance.

Executive compensation includes cash compensation in the form of a base salary and stock options subject to vesting provisions. The Corporation offered signing bonuses to some executives in previous fiscal years. The Corporation does not have a specific formula rating each of the components of executive compensation.

The Corporation assessed the performance of Joseph Fuda, in his capacity as the Corporation's Chief Executive Officer during fiscal 2004, almost entirely on his efforts and results in raising funds for the Corporation, while carrying out other significant management responsibilities such as strategic planning, identification of licensing opportunities, recruiting senior management personnel and employees and direction of overall day to day management functions.

An ad hoc Compensation Committee of the Board of Directors was constituted and authorized by resolution of the Board of Directors on December 17, 2004 to propose the terms of compensation for Salvatore Fuda's services as Executive Chairman of the Corporation. After deliberations of the Committee, the Committee has recommended to the Board of Directors, and the Board of Directors has accepted the recommendation, that the Corporation provide stock based compensation to Mr. Fuda based on year over year increases in the market capitalization of the Corporation subject to approval by shareholders. Please see below "3.5 Issue of Common Shares under proposed Compensation Arrangement for Salvatore Fuda" for the description of the proposed compensation arrangement for Mr. Fuda, all of which is incorporated by reference into this report and forms an integral part hereof.

Base Salary

The level of base salary for each executive employee is determined by the level of responsibility of his or her position, the individual's qualifications and experience and his or her performance. The Corporation believes that it is imperative to pay remuneration comparable to that paid by competitors in the industry.

Stock Options

Options are offered to executives to purchase common shares at an exercise price equal to or above the market price for the common shares at the date that the options are granted.

Report submitted by the Board of Directors:

Andrew Brandt Charles Harnick David Sharpless George Kennedy Joseph Fuda Manoj Pundit Salvatore Fuda Stephen Fleming Steven Van Fleet

2.5 COMPENSATION OF DIRECTORS

Options are offered to directors to purchase common shares at an exercise price equal to or above the market price for the common shares at the date that the options are granted. The aggregate direct compensation paid or accrued on behalf of all other directors, as a group during the most recently completed fiscal year was US$ 0.

2.6 SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
Number of securities
	Number of		remaining available
	securities to be		for future issuance
	issued upon exercise		under equity
	of outstanding	Weighted-average	compensation plans
	options, warrants	exercise price of	(excluding securities
	and rights	outstanding options,	reflected in column
Plan Category	(a)	warrants and rights	(a)
Equity	7,300,000	$0.308	400,000 (1)
Compensation Plans
approved by
securityholders
Total	7,300,000		400,000

Notes:

(1) As at October 31, 2004

2.7 AUDIT COMMITTEE - DISCLOSURE UNDER NATIONAL INSTRUMENT 52-110

2.7.1 The charter for the audit committee of the Corporation is attached as Schedule "A" to this information circular.

2.7.2 The Corporation's audit committee is composed of three directors: David Sharpless (Chair), Charles Harnick and Andrew Brandt. All three members of the audit committee are independent and financially literate.

2.7.3 The audit committee meets annually with the independent auditors to review the scope, proposed audit fees and related detail of the forthcoming annual year-end audit to be conducted by the independent auditors. The audit committee also reviews the extent of "non-audit" services and related fee proposals that may be requested from the independent auditors from time to time.

2.7.4 The following table presents fees for professional audit services rendered by the Corporation's auditors for the audit of the Corporation's consolidated annual financial statements for the years ended October 31, 2004 and 2003:

	2004	2003
Audit Fees	(US) $50,000	(US) $46,359

3. PARTICULARS OF MATTERS TO BE ACTED UPON

3.1 ELECTION OF DIRECTORS

The Board of Directors of the Corporation currently consists of 9 directors and the Board has determined to set the number of directors to be elected at 9. The persons named in the enclosed form of proxy for the Meeting (unless otherwise instructed) intend to vote for the election of the nominees whose names are set forth below. Management does not contemplate that any of the nominees will be unable to serve as a director, but should this occur for any reason before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote for another person or persons of their choice in their place or stead unless the shareholder who has given such proxy has directed that the shares be withheld from voting in the election of directors. Each director elected at the Meeting will hold office until the next annual meeting of shareholders or until his or her successor is elected or appointed, unless his or her office is earlier vacated according to the provisions of the by-laws of the Corporation or the Business Corporations Act (Ontario).

The following table states the names of the persons nominated by management for election as directors, their province/state of residency, current principal occupation, business or employment and the same for the previous five years unless disclosed in a information circular previously provided to shareholders, and the approximate number of shares of the Corporation beneficially owned, directly, or indirectly, or over which control or direction is exercised, by each of them as of April 8, 2005. The information as to shares beneficially owned or controlled has been furnished by each of the management nominees:

Number of
Common
Name,		Shares
Province/State of		Beneficially
Residence and		Owned or
Director Since	Principal Occupation	Controlled
Joseph Fuda
Ontario, Canada
February 13, 2002	President and Chief Executive Officer of the Corporation	106,780

Number of
Common
Name,		Shares
Province/State of		Beneficially
Residence and		Owned or
Director Since	Principal Occupation	Controlled
Salvatore Fuda
Ontario, Canada	Chairman of Ontex Resources Limited (TSE) and Chairman of
January 1992	Echo Energy Canada Inc. (TSX Venture Exchange)	2,455,292 (3)
Andrew Brandt (1)
Ontario, Canada	Chair and Chief Executive Officer of the Liquor Control Board
June 29, 2000	of Ontario	3,000
Stephen Fleming (2)
Florida, USA
January 11, 1999	Managing Director of ASF International Inc.	None
Charles Harnick (1)
Ontario, Canada	President of Ontex Resources Limited (TSX), Lawyer, and
June 29, 2000	Principal, Counsel Public Affairs Inc.	800
George Kennedy
Washington D.C.,
USA June 29, 2000	Managing Partner of Source International	None
Manoj Pundit
Ontario, Canada
March 14, 2001	Partner, Chitiz Pathak LLP	2,478
David Sharpless (1)
Ontario, Canada
March 14, 2001	Chairman, Hunter Keilty Muntz and Beatty Limited.	None
Steven Van Fleet
New York, USA
March 6, 2002	Principal of R&V Group LLC	None

Notes:

(1) Denotes member of the Audit Committee. The Corporation does not have an executive committee.

(2) Stephen Fleming made a Chapter 13 voluntary assignment into bankruptcy on 09/05/1996 in the United States Bankruptcy Court District of New Mexico. Mr. Fleming was subsequently discharged from bankruptcy on 03/1/1998. (3) These shares are held by a corporation wholly owned by a trust established for the benefit of members of Salvatore Fuda's family.

3.2 APPOINTMENT OF AUDITORS

The directors of the Corporation have proposed to nominate Grant Thornton LLP, Chartered Accountants (" Grant Thornton LLP"), for re-appointment as auditors of the Corporation for the current fiscal year. Grant Thornton LLP was appointed auditors of the Corporation on November 10, 2004. A copy of the notice of change of auditors (the "Notice"), the letter from Grant Thornton LLP acknowledging its agreement with the Notice and the letter from the former auditor, Ernst & Young LLP, Chartered Accountants, acknowledging its agreement with the Notice, are attached hereto as Schedule "B".

Shareholders are requested by Management to approve the appointment of Grant Thornton LLP, as the Corporation's auditors until the next annual meeting of shareholders and to authorize the directors to fix their remuneration.

Unless authority to do so is withheld, the persons named in the enclosed form of proxy intend to vote for the appointment of Grant Thornton LLP, Mississauga, Ontario, as auditors of the Corporation, to hold office until the next annual meeting of shareholders at a remuneration to be fixed by the directors.

3.3 AMENDMENT OF DIRECTORS', SENIOR OFFICERS' AND KEY EMPLOYEES' INCENTIVE STOCK OPTION PLANS

The Corporation proposes to amend and restate the Directors', Senior Officers' and Key Employees' Stock Option Plan which was approved by shareholders of the Corporation on March 14, 2001 (the "2001 Plan") to rename it the "2005 Directors', Senior Officers' and Key Employees' Stock Option Plan" and to increase the number of shares of the Corporation for which options may be granted under the amended and restated plan (the "2005 Plan"). The purpose of the Plan will continue to develop the interest of employees, directors, officers and any other persons or companies providing management or consulting services to the Corporation and any of its subsidiaries by providing them with the opportunity, through share options, to acquire an increased proprietary interest in the Corporation.

It is proposed that the Plan be amended to increase the number of shares issuable pursuant to options to be granted under the stock option plan by 5.0 million common shares representing approximately 8.2% of the number of issued and outstanding common shares of the Corporation. Under the 2001 Plan, a maximum of 13 million common shares were originally reserved for issuance. As at the date hereof, options for the purchase of up to 13 million common shares have been granted under the 2001 Plan, 5.3 million of which have been exercised, and options for the purchase of up to 7.7 million common shares have been granted under the 2001 Plan, none of which have been exercised. Hence, currently there are no additional options that may be granted under the 2001 Plan. Under the 2005 Plan, all options that have previously been granted shall remain outstanding on the terms ascribed thereto and subject to the terms of the 2005 Plan. If approval is received for the 2005 Plan, an additional 5.0 million shares shall be available for issuance pursuant to options to be granted in the future, in addition to the 7.7 million shares that are reserved for issuance pursuant to options that have been granted and are outstanding under the Plan currently. Consequently, a total of 12.4 million shares would be reserved for issuance pursuant to options previously granted and that are outstanding and additional options that may be granted under the 2005 Plan; in total representing 20.4% of the number of common shares issued and outstanding.

As the number of shares issuable to insiders under the 2005 Plan could result, within a one year period, in a number of shares exceeding 10% of the outstanding issue of the Corporation, the resolution regarding the approval of the 2005 Plan must be passed by at least a majority of the votes cast in respect thereof at the meeting excluding any votes held by insiders or their associates who are option grantees (the "Disinterested Shareholders"). It is contemplated at this time that the Corporation will not be providing any financial assistance to grantees under the 2005 Plan to permit them to exercise their options. To the knowledge of the Corporation, the number of common shares that will not be permitted to vote in favour of the 2005 Plan and its current grantees is 177,991 at the date hereof and additionally, the 2,455,292 common shares held by a trust established for the benefit of Salvatore Fuda's family will not be voted. The resolution approving the amendment and restatement of the 2001 Plan is attached hereto as Schedule "C". A copy of the 2005 Plan (as approved by the Board of Directors) is attached as Exhibit "1" to the said Schedule "C". If approved, a written copy of the 2005 Plan may be obtained by a shareholder upon written request to the offices of the Corporation following the Meeting.

3.4 APPROVAL FOR ISSUE OF ADDITIONAL SHARES

In order to continue to develop and to market Micromem's technologies, as well as to augment the Corporation's working capital, it is contemplated that the Corporation may complete private placements and/or public distributions and issuances of shares to complete further acquisitions. Management considers that it is in the best interests of the Corporation to obtain a blanket authorization from the shareholders for additional private placements, public distributions and for the purpose of completing further acquisitions through share issuances during the next 12 months. Blanket approval will obviate the necessity of obtaining shareholder approval for each specific private placement, public distribution or acquisition through share issuance, thereby reducing the time and costs relating to such transactions.

Shareholders are being asked to pass a resolution authorizing the Corporation to issue a number of common shares pursuant to private placement agreements with arm's length subscribers and/or public distributions and/or acquisitions during the ensuing 12-month period, up to 100% of the number of common shares which will be outstanding at the date of this Meeting.

The private placements and public distributions will only be negotiated if management believes the subscription price is reasonable in the circumstances and if the funds are required by the Corporation to fund its activities. Any private placement, public distribution or acquisition involving an issue of common shares authorized pursuant to the resolution being sought herein may result in a change of control of the Corporation. All private placements, acquisitions involving the issuance of shares by the Corporation and public distributions authorized hereunder will be completed within the 12-month period from the date upon which the blanket authorization is given by shareholders and will be completed with arm's length placees. The share subscription prices will comply with applicable rules.

The resolution approving the issue of shares pursuant to private placements and/or public distribution and/or the acquisitions of assets is attached hereto as Schedule "D". In the event that shareholders do not pass this resolution, the Corporation may be required to seek shareholder approval for each private placement, public distribution and/or acquisition involving issuances of shares negotiated hereafter thereby causing the Corporation to incur expenditures of additional time and money. Shareholders are requested to vote in favor of the resolution.

3.5 ISSUE OF COMMON SHARES UNDER PROPOSED COMPENSATION AGREEMENT FOR EXECUTUVE CHAIRMAN

The Corporation proposes to enter into an agreement for Salvatore Fuda, Chairman and director and a nominee for election as a director of the Corporation, pursuant to which the Corporation will pay compensation to Salvatore Fuda for serving as Executive Chairman of the Corporation. The amount of his compensation will be determined with reference to annual increases in the market valuation of the Corporation on a year over year basis and would be payable in the form of common shares of the Corporation, as to 50% of the total annual compensation, and cash or common shares of the Corporation or a combination thereof, at the option of the Corporation, as to the remaining 50% of the total annual compensation under the arrangement. Under the terms of the proposed arrangement, Mr. Fuda would be entitled to receive the dollar value of compensation within 30 days of each Valuation Date (in respect of the preceeding calendar year) set forth below as follows:

Valuation Date:	Calendar Year in respect of which	Amount of Compensation ($):
	Compensation being Calculated
January 1, 2006	2005	3% x (Market Valuation on January 1, 2006
		minus Market Valuation on January 1, 2005)
January 1, 2007	2006	3% x (Market Valuation on January 1, 2007
		minus Market Valuation on January 1, 2006)
January 1, 2008	2007	3% x (Market Valuation on January 1, 2008
		minus Market Valuation on January 1, 2007)
January 1, 2009	2008	3% x (Market Valuation on January 1, 2009
		minus Market Valuation on January 1, 2008)

For the purpose of this section 3.5, "Market Valuation" on any day shall be defined as the product of the number of common shares of the Corporation outstanding at the close of trading on the last trading day immediately prior to the particular day multiplied by the simple average of the closing price of the issued common shares of the Corporation for the last ten (10) trading days immediately prior to the particular day ("Market Price"). Additionally, base cash compensation of (Cdn) $150,000 per annum shall be payable in a combination of cash and common shares to be determined by the Corporation, in respect of years in which there is no year over year increase in the Market Valuation and therefore no compensation would otherwise be due to Mr. Fuda under the foregoing arrangements. Any shares issued under the proposed arrangements will be valued at the Market Price on the Valuation Date.

Mr. Fuda has not been paid any compensation during 2005. During 2004, Mr. Fuda was granted, and he currently holds, 1.8 million options, each option entitling him to purchase one common share of the Corporation at (US)$0.30 until expiry on July 18, 2009.

The agreement to be entered into setting forth the terms of the compensation arrangement will provide that the maximum number of common shares that may be issued under the arrangement will be 2.0 million shares. Mr. Fuda will not be entitled to any financial assistance or assistance with the maintenance or servicing of indebtedness of Mr. Fuda.

All shares issued to Mr. Fuda under the proposed compensation arrangement will be subject to resale restrictions under securities laws in the U.S.A. The Corporation proposes to file a registration statement with the United States Securities and Exchange Commission to remove the said resale restrictions.

All terms of Mr. Fuda's compensation in addition to the terms of the proposed compensation arrangement set forth above, are subject to negotiation and approval by the board of directors of the Corporation and the execution and delivery of a compensation agreement setting forth all of such terms.

The text of the resolution authorizing the Corporation to issue common shares pursuant to the compensation arrangement described above is set forth in Schedule "E" attached hereto. The Board of Directors of the Corporation recommends that shareholders vote in favour of the resolution. The 2,455,292 common shares beneficially owned by Exclusive Asset Management Inc., a corporation wholly-owned by a family trust of which Mr. Fuda and members of his family are beneficiaries, will not be voted for the resolution.

3.6 RATIFICATION OF ALL ACTS OF THE OFFICERS AND DIRECTORS

The Corporation seeks shareholder approval of a resolution ratifying, confirming and approving all acts of the directors and officers of the Corporation. The resolution ratifying, confirming and approving all acts of the directors and officers of the Corporation is attached hereto as Schedule "F". Shareholders are requested to vote in favor of the resolution.

4. INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS AND INDEBTEDNESS OF DIRECTORS AND OFFICERS

During the most recently completed fiscal year, there have been no material transactions in which the Corporation or any of its subsidiaries was a party, and in which any director or officer of the Corporation or nominee for election as a director of the Corporation or of any of its subsidiaries or any associate or affiliate thereof had a direct or indirect material interest.

During the most recently completed fiscal year, no officer, director or proposed nominee for election as a director and no associate of any officer, director or proposed nominee for election as a director, has been indebted to the Corporation where such indebtedness has not been repaid at the date hereof.

5. CERTIFICATE OF APPROVAL OF DIRECTORS

This Information Circular and the mailing of same to shareholders has been approved by the Board of Directors of the Corporation.

Additional information relating to the Corporation is available on SEDAR at www.sedar.com. The Corporation's annual management discussion and analysis and a copy of this Circular is available to anyone, upon request, from Joseph Fuda at (416) 364-6513. All financial information in respect of the Corporation is provided in the comparative financial statements and management discussion and analysis for its recently completed financial year.

DATED this 27th day of April, 2005.

BY ORDER OF THE BOARD OF DIRECTORS

"Joseph Fuda" (signed)
Joseph Fuda
President, C.E.O. and Director

SCHEDULE "A"

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF
MICROMEM TECHNOLOGIES INC.

STATEMENT OF POLICY

        The primary focus of the Audit Committee is to assist the Board of Directors in its general oversight of the Company's financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations. The Company's independent auditing firm is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

        The Committee serves a board level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with the auditors and the experience of the members in business, financial and accounting matters.

ORGANIZATION

        The Committee shall be appointed by the Board of Directors and shall be comprised of at least three directors who are independent of management and the Company. A Chairperson and the Committee members shall be elected annually by the affirmative vote of at least a majority of the Board of Directors.

        All members of the Committee shall be considered independent if they comply with the independence rules of The Toronto Stock Exchange.

        All Committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise.

MEETINGS

        The Committee shall meet at least annually (or more frequently as appropriate). At least one meeting (or more frequently as appropriate) should be with management and the independent auditors in separate executive sessions to discuss any matters that the Committee or any of these groups believe should be discussed privately. Meetings may be held in person or by telephone conference. The Committee shall report on a regular basis its activities to the Board and shall make such recommendations to the Board as it deems appropriate.

RESPONSIBILITIES AND PROCESSES

        The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of its activities to the Board. The Committee should take the appropriate actions to set the overall corporate example for quality financial reporting, sound business risk practices and ethical behavior.

        The Committee is not expected to audit the Company, to define the scope of the audit, to control the Company's accounting practices, or define the standards to be used in preparing the Company's financial statements. Company management is responsible for preparing the financial statements and the independent auditors are responsible for auditing those statements.

A-1

        The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement or deviate from them as appropriate. The Committee shall:

        1. Evaluate, review and recommend to the Board the selection (or, where appropriate, replacement) of the Company's independent auditors, subject to stockholder approval.

        2. Provide guidance to, and receive reports from, the Company's independent auditors and financial management.

        3. Review the interim financial statements and earnings release (if any) with management, prior to releasing the same to the public. The Chairperson (or other Committee delegate) may represent the entire Committee for purposes of review with management and the independent auditors.

        4. Discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

        5. Review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 20-F in the United States and as required in Canadian jurisdictions where the Company is a reporting issuer and provide judgments about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of the disclosure in the financial statements.

        6. If the Company becomes subject to the U.S. proxy rules, prepare a report to be included in the Company's proxy statement for each annual meeting that discloses whether the Committee (i) has reviewed and discussed the audited financial statements with management; has discussed Statement on Auditing Standards 61 ("SAS 61") "Communicating with Audit Committees" and Independence Standards Board Standard No. 1, "Auditor Independence" with the independent auditors; and (ii) has recommended to the Board that the financial statements be included in the Annual Report on Form 20-F for the last fiscal year.

        7. Meet annually with the independent auditors to review the scope, proposed audit fees and related detail of the forthcoming annual year-end audit to be conducted by the independent auditors. Review the extent of "non-audit" services and related fee proposals that may be requested from the independent auditors from time to time.

        8. Discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, as well as legal and ethical compliance programs.

        9. Evaluate the professional competency of the financial staff and the internal auditors, as well as the quality of their performance in discharging their respective responsibilities.

        10. Consult with management in an effort to resolve areas of questionable performance or deficiencies in structure or personnel.

        11. Discuss with the independent auditors the auditors' independence from management and the Company, including matters in the written disclosures required by the Independence Standards Board.

        12. Review this Charter annually and recommend to the Board appropriate changes to it. In addition, if the Company becomes subject to the U.S. proxy rules, confirm that the Charter is included as an appendix to the annual stockholders' meeting proxy statement at least every three years, or promptly after any significant amendment to it.

A-2

SCHEDULE "B"

Change of Auditor's Reporting Package

B - 1

NOTICE OF CHANGE OF AUDITORS
(Prepared in accordance with section 4.11 of National Instrument 51-102 -
Continuous Disclosure Obligations ("NI 51-102"))

TO:           Grant Thornton LLP, Chartered Accountants

AND TO: Ernst & Young LLP, Chartered Accountants

TAKE NOTICE THAT Ernst & Young LLP, Chartered Accountants ("Ernst & Young"), the auditors of Micromem Technologies Inc. (the "Corporation"), have resigned as auditors of the Corporation, effective November 9, 2004, and the directors of the Corporation have appointed Grant Thornton LLP, Chartered Accountants ("Grant Thornton"), as the new auditors of the Corporation to hold office until the next annual meeting of shareholders.

TAKE FURTHER NOTICE THAT:

1. the Corporation's Audit Committee and Board of Directors have approved the appointment of Grant Thornton as auditors of the Corporation to replace Ernst & Young;

2. Ernst & Young resigned as auditors of Corporation at the Corporation's request;

3. Ernst & Young's auditor's report on any of the Corporation's financial statements relating to the period commencing at the beginning of the Corporation's two most recently completed financial years (being November 1, 2001) and ending on November 10, 2004 (the "Relevant Period") did not contain any reservation;

4. there have been no reportable events (as such term is defined in NI-51-102) during the Relevant Period.

DATED as of the 10th day of November, 2004.

MICROMEM TECHNOLOGIES INC.

Per: "Joseph Fuda" (signed)
Name: Joseph Fuda
Title: Chief Executive Officer and President

B - 2

Grant Thornton LLP
Chartered Accountants
Management Consultants

November 29, 2004

The Ontario Securities Commission
The Alberta Securities Commission
United States Securities and Exchange Commission

Re: Change of Auditor

Dear Sirs:

We have been provided with the enclosed Notice of Change of Auditors dated November 10, 2004, with respect to our appointment as the Auditor of Micromem Technologies Inc. (the "Company"). Pursuant to Section 4.11, Paragraph 6(a)(ii)(B) of National Instrument 51-102, we hereby confirm our agreement with the information contained in the attached notice. This information is based on our knowledge of the information at this date.

We understand that the Notice of Change of Auditors, along with this letter and a similar letter from Ernst & Young will be included in the reporting package related to the company's change of auditors.

Yours very truly,

GRANT THORNTON LLP

Joanne Rogers, C.A.
Partner

Cc:  Dan Amadori, Chief Financial Officer
        Manoj Pundit, Executive Vice President/General Counsel

Suite 401
350 Burnhamthorpe Road West
Mississauga, Ontario
L5B 3J1
T	(416) 366-0100
F	(905) 804-0509
E	Mississauga@GrantThornton.ca
W	www.GrantThornton.ca

Canadian Member of Grant Thornton International

Ernst & Young LLP	Phone: (416) 864-1234
Chartered Accountants	Fax: (416) 864-1174
Ernst & Young Tower
Toronto-Dominion Centre
P.O. Box 251, 222 Bay Street
Toronto, Canada, M5K 1J7

November 30, 2004

Alberta Securities Commission
Ontario Securities Commission
United Securities & Exchange Commission

Dear Sirs:

Re: Micromem Technologies Inc.

We acknowledge receipt of a Notice of Change of Auditors (the "Notice") dated November 10, 2004 delivered to us by Micromem Technologies, Inc. and the subsequent appointment of Grant Thornton LLP to that office.

Please accept this letter as confirmation by Ernst & Young LLP that we have read the Notice and, based on our knowledge as at the time of receipt of the Notice, we agree with each of the statements contained therein that pertains to this Firm.

We trust the foregoing is satisfactory.  If you have any questions, please do not hesitate to contact Ken Robertson at 416-943-3116.

Yours truly,

Ernst & Young LLP

A Member of Ernst & Young Global

SCHEDULE "C"

RESOLUTIONS OF THE SHAREHOLDERS OF

MICROMEM TECHNOLOGIES INC.

Amendment to Stock Option Plan

"BE IT RESOLVED THAT:

1. the Corporation is hereby authorized to amend and restate the "2001 Micromem Technologies Inc. Stock Option Plan", as set forth in the form of the stock option plan attached hereto as Exhibit "1" and to rename it the "2005 Micromem Technologies Inc. Stock Option Plan" (the "New Plan");

2. the number of shares that may be issued pursuant to options to be granted under the New Plan is increased by 5.0 million such that the total number of shares that may be issued pursuant to options granted under the New Plan is 12.4 million (including shares issuable pursuant to options previously granted and that are outstanding); and

3. any officer and/or director of the Corporation be and he is hereby authorized and directed, for and in the name of and on behalf of the Corporation, to execute and deliver all such other agreements, amendments, instruments, certificates and other documents and to do all such other acts and things as he may determine to be necessary or advisable to carry out the foregoing resolution."

EXHIBIT "1" TO SCHEDULE "C"

MICROMEM TECHNOLOGIES INC.

2005 DIRECTORS, OFFICERS AND EMPLOYEES STOCK OPTION PLAN

1. PURPOSE OF THE PLAN

1.1 The purpose of the Plan is to attract, retain and motivate persons with the required training, experience and leadership as directors, officers, employees and key service providers of the Corporation and its Subsidiaries and to advance the interests of the Corporation by providing such persons with the opportunity, through share options, to acquire an increased proprietary interest in the Corporation. This Plan shall serve to amend and restate the Corporation's 2001 Stock Option Plan which was approved by shareholders on March 14, 2001.

2. DEFINED TERMS

Where used herein, the following terms shall have the following meanings, respectively:

2.1 "Board" shall mean the board of directors of the Corporation;

2.2 "Corporation" means Micromem Technologies Inc.;

2.3 "Eligible Person" means:

(i) any director, officer or employee of the Corporation or any Subsidiary, or any other Service Provider (an "Eligible Individual"); or

(ii) a corporation of which an Eligible Individual is an employee or shareholder (an "Employee Corporation");

2.4 "Insider" means any insider, as such term is defined in Subsection 1(1) of the Securities Act (Ontario), of the Corporation;

2.5 "Market Price" at any date in respect of the Shares means the closing sale price of the Shares on the OTC Bulletin Board (or other stock exchange on which the Shares are listed and posted for trading from time to time as may be selected for such purpose by the Board) on the trading day immediately preceding such date. In the event that the Shares did not trade on such trading day, the Market Price shall be the average of the bid and ask prices in respect of the Shares at the close of trading on such trading day. In the event that the Shares are not listed and posted for trading on any stock exchange or quotation system, the Market Price shall be the fair market value of the Shares as determined by the Board in its sole discretion;

2.6 "Option" means an option to purchase Shares granted to an Eligible Person under the Plan;

2.7 "Option Price" means the price per Share at which Shares may be purchased under an Option, as the same may be adjusted from time to time in accordance with Article 8 hereof;

2.8 "Optioned Shares" means the Shares issuable pursuant to an exercise of Options;

2.9 "Optionee" means an Eligible Person to whom an Option has been granted and who continues to hold such Option;

2.10 "Plan" means this Micromem Technologies Inc. Stock Option Plan, as the same may be further amended or varied from time to time;

2.11 "Service Provider" means:

(i) an employee or Insider of the Corporation or any Subsidiary; or

(ii) any other person or company engaged to provide ongoing management or consulting services for the Corporation or for any entity controlled by the Corporation;

2.12 "Shares" means the common shares of the Corporation or, in the event of an adjustment contemplated by Article 8 hereof, such other shares or securities to which an Optionee may be entitled upon the exercise of an Option as a result of such adjustment; and

2.13 "Subsidiary" means any corporation which is a subsidiary, as such term is defined in Subsection 1(2) of the Business Corporations Act (Ontario), of the Corporation.

3. ADMINISTRATION OF THE PLAN

3.1 The Plan shall be administered by the Board.

3.2 The Board shall have the power, where consistent with the general purpose and intent of the Plan and subject to the specific provisions of the Plan:

(a) to establish policies and to adopt rules and regulations for carrying out the purposes, provisions and administration of the Plan;

(b) to interpret and construe the Plan and to determine all questions arising out of the Plan or any Option, and any such interpretation, construction or determination made by the Board shall be final, binding and conclusive for all purposes;

(c) to determine the number of Shares covered by each Option;

(d) to determine the Option Price of each Option;

(e) to determine the time or times when Options will be granted and exercisable;

(f) to determine if the Shares which are issuable on the exercise of an Option will be subject to any restrictions upon the exercise of such Option; and

(g) to prescribe the form of the instruments relating to the grant, exercise and other terms of the Options.

3.3 The Board may, in its discretion, require as conditions to the grant or exercise of any Option that the Optionee shall have:

(a) represented, warranted and agreed in form and substance satisfactory to the Corporation that he or she is acquiring and will acquire such Option and the Shares to be issued upon the exercise thereof or, as the case may be, is acquiring such Shares, for his or her own account, for investment and not with a view to or in connection with any distribution, that he or she has had access to such information as is necessary to enable him or her to evaluate the merits and risks of such investment and that he or she is able to bear the economic risk of holding such Shares for an indefinite period;

(b) agreed to restrictions on transfer in form and substance satisfactory to the Corporation and to an endorsement on any option agreement or certificate representing the Shares making appropriate reference to such restrictions (including any notation required by any securities regulatory authority, stock exchange or trading facility having jurisdiction); and

(c) agreed to indemnify the Corporation in connection with the foregoing.

3.4 Any Option granted under the Plan shall be subject to the requirement that, if at any time counsel to the Corporation shall determine that the listing, registration or qualification of the Shares subject to such Option upon any securities exchange or under any law or regulation of any jurisdiction, or the consent or approval of any securities exchange or any governmental or regulatory body, is necessary as a condition of, or in connection with, the grant or exercise of such Option or the issuance or purchase of Shares thereunder, such Option may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board. Nothing herein shall be deemed to require the Corporation to apply for or to obtain such listing, registration, qualification, consent or approval.

3.5 This Plan shall be read and interpreted consistently with all applicable laws, rules, regulations and policies of any securities regulatory authority, stock exchange or trading facility having jurisdiction and, to the extent of any inconsistency between the terms of this Plan and the provisions of such laws, rules, regulations and policies, the provisions of such laws, rules, regulations and policies shall prevail.

4. SHARES SUBJECT TO THE PLAN

Options may be granted in respect of authorized and unissued Shares, provided that the aggregate number of Shares reserved for issuance upon the exercise of all Options granted under the Plan, subject to any adjustment of such number pursuant to the provisions of Article 8 hereof, shall not exceed 12.4 million or such greater number of Shares as may be determined by the Board and approved, if required, by the shareholders of the Corporation and by any relevant stock exchange or other regulatory authority (including shares issuable pursuant to options previously granted and that are outstanding under the 2001 Stock Option Plan). Optioned Shares in respect of which Options are not exercised shall be available for subsequent Options. No fractional Shares may be purchased or issued under the Plan..

5. ELIGIBILITY;GRANT;TERMS OF OPTIONS

5.1 Options may be granted to any Eligible Person in accordance with this Article 5.

5.2 Options may be granted by the Corporation to the extent that they have been approved by the Board.

5.3 Subject as herein and otherwise specifically provided in this Article 5, the number of Shares subject to each Option, the Option Price of each Option, the expiration date of each Option, the extent to which each Option is exercisable from time to time during the term of the Option and other terms and conditions relating to each such Option shall be determined by the Board or a director or officer of the Corporation designated by the Board to make such determination.

5.4 Each Option granted under this Plan shall be exercisable for a maximum period of ten (10) years from the date the Option is granted to the Optionee. Subject to this section 5.4, the Board shall, at the time of granting an Option, determine the time or times when an Option or a part of an Option shall be exercisable.

5.5 Subject to any adjustments pursuant to the provisions of Article 8 hereof, the Option Price of any Option shall in no circumstances be lower than the Market Price on the date on which the grant of the Option is approved by the Board unless otherwise permitted under applicable laws, rules and regulations and the rules of any stock exchange or trading facility through which the Shares may be traded from time to time. If, as and when any Shares have been duly purchased and paid for under the terms of an Option, such Shares shall be conclusively deemed allotted and issued as fully paid non-assessable Shares at the price paid therefore.

5.6 An Option is personal to the Optionee and non-assignable (whether by operation of law or otherwise), except as provided for herein. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of an Option contrary to the provisions of the Plan, or upon the levy of any attachment or similar process upon an Option, the Option shall, at the election of the Corporation, cease and terminate and be of no further force or effect whatsoever.

6. TERMINATION OF EMPLOYMENT,DEATH

6.1 Subject to Sections 6.2 and 6.3 hereof and to any express resolution passed by the Board with respect to an Option, an Option and all rights to purchase Shares pursuant thereto shall expire and terminate immediately upon the Optionee who holds such Option ceasing to be an Eligible Person.

6.2 If, before the expiry of an Option in accordance with the terms thereof, an Optionee shall cease to be an Eligible Person (an "Event of Termination") for any reason other than the termination for "cause" of his or her employment with the Corporation or any Subsidiary then the Optionee may:

(a) exercise the Option to the extent that he or she was entitled to do so at the time of such Event of Termination, at any time up to and including, but not after, the forty-fifth (45th) day after the date of such Event of Termination, or prior to the close of business on the expiration date of the Option, whichever is earlier; and

(b) with the prior written consent of the Board, which consent may be withheld arbitrarily in the Corporation's sole discretion, exercise any part of the Option which was not exercisable at the time of the occurrence of the Event of Termination at any time up to and including, but not after, the ninetieth (90th) day after the date of such Event of Termination, or prior to the close of business on the expiration date of the Option, whichever is earlier, to purchase all or any of the Optioned Shares as the Board may designate but not exceeding the number of Optioned Shares the Optionee would have otherwise been entitled to purchase pursuant to the Option had the Optionee's status as an Eligible Person been maintained for the term of the Option.

6.3 If an Optionee dies before the expiry of an Option in accordance with the terms thereof, the Optionee's legal representative(s) may, subject to the terms of the Option and the Plan:

(a) exercise the Option to the extent that the Optionee was entitled to do so at the date of his or her death at any time up to and including, but not after, the date which is one year after the date of death of the Optionee, or prior to the close of business on the expiration date of the Option, whichever is earlier; and

(b) with the prior written consent of the Board, exercise at any time up to and including, but not after, the date which is one year after the date of death of the Optionee, or prior to the close of business on the expiration date of the Option, whichever is earlier, any part of the Option which was not exercisable at the time of the Optionee's death to purchase all or any of the Optioned Shares as the Board may designate but not exceeding the number of Optioned Shares the Optionee would have otherwise been entitled to purchase had the Optionee survived.

6.4 For greater certainty, Options shall not be affected by any change of employment of the Optionee or by the Optionee ceasing to be a director of the Corporation provided that the Optionee continues to be an Eligible Person.

6.5 For the purposes of this Article 6, a determination by the Corporation that an Optionee was discharged for "cause" shall be binding on the Optionee; provided, however, that such determination shall not be conclusive of the Optionee's potential entitlement to damages for the loss of the right to exercise an Option in the event that a court of competent jurisdiction ultimately determines that the discharge was without "cause".

6.6 If the Optionee is an Employee Corporation, the references to the Optionee in this Article 6 shall be deemed to refer to the Eligible Individual associated with the Employee Corporation.

6.7 If an Optionee has been terminated "for cause" or does not exercise his or her options in accordance with the provisions of sections 6.2 or 6.3 as the case may be, the number of options not exercised shall be added to the number of options remaining available to be granted under the Plan.

7. EXERCISE OF OPTIONS

7.1 Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Corporation at its registered office of a written notice of exercise addressed to the Secretary of the Corporation specifying the number of Shares with respect to which the Option is being exercised and accompanied by payment in full, by cash or certified cheque, of the Option Price of the Shares then being purchased. Certificates for such Shares shall be issued and delivered to the Optionee within a reasonable time following the receipt of such notice and payment.

7.2 Notwithstanding any of the provisions contained in the Plan or in any Option, the Corporation's obligation to issue Shares to an Optionee pursuant to the exercise of any Option shall be subject to:

(a) completion of such registration or other qualification of such Shares or obtaining approval of such governmental or regulatory authority as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(b) the admission of such Shares to listing on any stock exchange on which the Shares may then be listed;

(c) the receipt from the Optionee of such representations, warranties, agreements and undertakings, as the Corporation determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction; and

(d) the satisfaction of any conditions on exercise prescribed pursuant to Section 3.4 hereof.

7.3 Options shall be evidenced by a share option agreement, instrument or certificate in such form not inconsistent with this plan as the Board may from time to time determine as provided for under Subsection 3.2 (g), provided that the substance of Article 5 be included therein.

8. CERTAIN ADJUSTMENTS

8.1 In the event of any subdivision or redivision of the Shares into a greater number of Shares at any time after the grant of an Option to any Optionee and prior to the expiration of the term of such Option, the Corporation shall deliver to such Optionee at the time of any subsequent exercise of his or her Option in accordance with the terms hereof, in lieu of the number of Shares to which he or she was theretofore entitled upon such exercise, but for the same aggregate consideration payable therefor, such number of Shares as such Optionee would have held as a result of such subdivision or redivision if, on the record date thereof, the Optionee had been the registered holder of the number of Shares to which he or she was theretofore entitled upon such exercise.

8.2 In the event of any consolidation of the Shares into a lesser number of Shares at any time after the grant of an Option to any Optionee and prior to the expiration of the term of such Option, the Corporation shall deliver to such Optionee at the time of any subsequent exercise of his or her Option in accordance with the terms hereof, in lieu of the number of Shares to which he or she was theretofore entitled upon such exercise, but for the same aggregate consideration payable therefor, such number of Shares as such Optionee would have held as a result of such consolidation if, on the record date thereof, the Optionee had been the registered holder of the number of Shares to which he or she was theretofore entitled upon such exercise.

8.3 If at any time after the grant of an Option to any Optionee and prior to the expiration of the term of such Option, the Shares shall be reclassified, reorganized or otherwise changed, otherwise than as specified in Sections 8.1 and 8.2 or, subject to the provisions of Subsection 9.2(a) hereof, the Corporation shall consolidate, merge or amalgamate with or into another corporation (the corporation resulting or continuing from such consolidation, merger or amalgamation being herein called the "Successor Corporation"), or the Corporation shall pay a stock dividend (other than any dividends in the ordinary course), the Optionee shall be entitled to receive upon the subsequent exercise of his or her Option in accordance with the terms hereof and shall accept in lieu of the number of Shares to which he or she was theretofore entitled upon such exercise but for the same aggregate consideration payable therefor, the aggregate number of shares of the appropriate class and/or other securities of the Corporation or the Successor Corporation (as the case may be) and/or other consideration from the Corporation or the Successor Corporation (as the case may be) that the Optionee would have been entitled to receive as a result of such reclassification, reorganization or other change or, subject to the provisions of Subsection 9.2(a) hereof, as a result of such consolidation, merger, amalgamation, or stock dividend, if on the record date of such reclassification, reorganization, other change or stock dividend, or the effective date of such consolidation, merger or amalgamation or dividend payment, as the case may be, he or she had been the registered holder of the number of Shares to which he or she was theretofore entitled upon such exercise.

8.4 In the event the Corporation should declare and pay a special cash dividend or other distribution out of the ordinary course, a special dividend in specie on the Shares, or a stock dividend other than in the ordinary course, the Option Price of all Options outstanding on the record date of such dividend or other distribution shall be reduced by an amount equal to the cash payment or other distribution or the fair market value of the dividend in specie or stock dividend or other distribution, as determined by the Board in its sole discretion. Any such reduction in the Option Price shall be subject to regulatory approval and the Option Price shall not be less than $0.01 per Share.

9. AMENDMENT OR DISCONTINUANCE OF THE PLAN

9.1 The Board may amend or discontinue the Plan at any time, provided, however, that no such amendment may materially and adversely affect any Option previously granted to an Optionee without the consent of the Optionee, except to the extent required by law. Any such amendment shall, if required, be subject to the prior approval of, or acceptance by, any stock exchange on which the Shares are listed and posted for trading. For greater certainty, the Board may, by resolution duly passed, amend this Plan to reduce the number of shares in respect of which options have not been granted at the date of such resolution and that are subject to this Plan, to meet the requirements of any stock exchange or regulatory authority.

9.2 Notwithstanding anything contained to the contrary in this Plan or in any resolution of the Board in implementation thereof:

(a) in the event the Corporation proposes to amalgamate, merge or consolidate with any other corporation (other than a wholly-owned Subsidiary) or to liquidate, dissolve or wind-up, or in the event an offer to purchase or repurchase the Shares of the Corporation or any part thereof shall be made to all or substantially all holders of Shares of the Corporation, the Corporation shall have the right, upon written notice thereof to each Optionee holding Options under the Plan, to permit the exercise of all such Options within the 20 day period next following the date of such notice and to determine that upon the expiration of such 20 day period, all rights of the Optionees to such Options or to exercise same (to the extent not theretofore exercised) shall ipso facto terminate and cease to have further force or effect whatsoever;

(b) in the event of the sale by the Corporation of all or substantially all of the assets of the Corporation as an entirety or substantially as an entirety so that the Corporation shall cease to operate as an active business, any outstanding Option may be exercised as to all or any part of the Optioned Shares in respect of which the Optionee would have been entitled to exercise the Option in accordance with the provisions of the Plan at the date of completion of any such sale at any time up to and including, but not after the earlier of: (i) the close of business on that date which is thirty (30) days following the date of completion of such sale; and (ii) the close of business on the expiration date of the Option; but the Optionee shall not be entitled to exercise the Option with respect to any other Optioned Shares;

(c) subject to the rules of any relevant stock exchange or other regulatory authority, the Board may, by resolution, advance the date on which any Option may be exercised or extend the expiration date of any Option. The Board shall not, in the event of any such advancement or extension, be under any obligation to advance or extend the date on or by which Options may be exercised by any other Optionee; and

(d) the Board may, by resolution, but subject to applicable regulatory requirements, decide that any of the provisions hereof concerning the effect of termination of the Optionee's employment shall not apply to any Optionee for any reason acceptable to the Board.

Notwithstanding the provisions of this Article 9, should changes be required to the Plan by any securities commission, stock exchange or other governmental or regulatory body of any jurisdiction to which the Plan or the Corporation now is or hereafter becomes subject, such changes shall be made to the Plan as are necessary to conform with such requirements and, if such changes are approved by the Board, the Plan as amended, shall be filed with the records of the Corporation and shall remain in full force and effect in its amended form as of and from the date of its adoption by the Board.

10. MISCELLANEOUS PROVISIONS

10.1 An Optionee shall not have any rights as a shareholder of the Corporation with respect to any of the Shares covered by such Option until the date of issuance of a certificate for

Shares upon the exercise of such Option, in full or in part, and then only with respect to the Shares represented by such certificate or certificates. Without in any way limiting the generality of the foregoing, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such share certificate is issued.

10.2 Nothing in the Plan or any Option shall confer upon an Optionee any right to continue or be re-elected as a director of the Corporation or any right to continue in the employ of the Corporation or any Subsidiary, or affect in any way the right of the Corporation or any Subsidiary to terminate his or her employment at any time; nor shall anything in the Plan or any Option be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Corporation or any Subsidiary to extend the employment of any Optionee beyond the time which he or she would normally be retired pursuant to the provisions of any present or future retirement plan of the Corporation or any Subsidiary, or beyond the time at which he or she would otherwise be retired pursuant to the provisions of any contract of employment with the Corporation or any Subsidiary.

10.3 Notwithstanding Section 5.8 hereof, Options may be transferred or assigned between an Eligible Individual and the related Employee Corporation provided the assignor delivers notice to the Corporation prior to the assignment.

10.4 The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario, the laws of Canada and the laws of the United States of America applicable therein.

11. SHAREHOLDER AND REGULATORY APPROVAL

11.1 The Plan shall be subject to ratification by the shareholders of the Corporation to be effected by a resolution passed at a meeting of the shareholders of the Corporation, and to acceptance by any other relevant regulatory authority. Any Options granted prior to such ratification and acceptance shall be conditional upon such ratification and acceptance being given and no such Options may be exercised unless and until such ratification and acceptance are given.

DATED this 8th day of April, 2005.

SCHEDULE "D"

RESOLUTIONS OF THE SHAREHOLDERS OF

MICROMEM TECHNOLOGIES INC.

Approval of Issuance of Shares pursuant to Private Placements and/or Public Distributions and/or Acquisitions of Assets

"BE IT RESOLVED THAT:

1. the Corporation is hereby authorized to issue up to a number of common shares equal to 100% of the number of common shares of the Corporation that will be outstanding as at the date of the Meeting during the 12 months following the Meeting pursuant to private placements and/or public distributions and/or acquisitions by the Corporation;

2. any officer and/or director of the Corporation be and he is hereby authorized and directed, for and in the name of and on behalf of the Corporation, to execute and deliver all such other agreements, amendments, instruments, certificates and other documents and to do all such other acts and things as he may determine to be necessary or advisable; and

3. the directors of the Corporation be and they are hereby authorized to revoke this resolution and not proceed with the private placements and/or public distributions and/or acquisitions without further approval of the shareholders."

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SCHEDULE "E"

RESOLUTIONS OF THE SHAREHOLDERS OF

MICROMEM TECHNOLOGIES INC.

Authorization to issue common shares to Salvatore Fuda

"BE IT RESOLVED THAT the Corporation is authorized to issue to Salvatore Fuda a number of common shares as compensation for Mr. Fuda's services as Chairman of the Corporation on the terms set forth on page 12 of the Corporation's management information circular dated April 27, 2005 and such other terms and conditions as the Corporation's board of directors shall determine."

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SCHEDULE "F"

RESOLUTIONS OF THE SHAREHOLDERS OF

MICROMEM TECHNOLOGIESINC.

Ratification of all Acts of the Officers and Directors

"BE IT RESOLVED THAT all acts of the directors and officers of the Corporation since the date of the last annual meeting are approved, confirmed and ratified."

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